FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                            904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2022

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; May 11, 2022 –

First Quarter Operational Highlights

•	Dock 79 ended the reporting period with residential occupancy above 95% for the fourth straight quarter
•	First rent increases on renewals on multifamily assets in DC since February 2020
•	Best first quarter of revenue for mining royalties in segment’s history
•	Average residential occupancy of 94.92% for the Maren in its first year post stabilization

First Quarter Consolidated Results of Operations

Net income for the first quarter of 2022 was $672,000 or $.07 per share versus $28,373,000 or $3.03 per share in the same period last year. The first quarter of 2022 was impacted by the following items:

•	The quarter includes $316,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	The quarter includes $733,000 gain on sales of excess property at Brooksville.
•	Interest income decreased $477,000 due to bond maturities and the repayment of the Company’s preferred interest in The Maren upon the building’s refinancing.

Net income for the first quarter of 2021 included a gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement was mitigated by a $10.3 million provision for taxes and $13.0 attributable to noncontrolling interest.

First Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $839,000, up $127,000 or 17.8%, over the same period last year. Operating profit was $148,000, up $131,000 from an operating profit of $17,000 in the same quarter last year. At quarter end, Cranberry Run, a five-building industrial park in Harford County, Maryland totaling 267,737 square feet of industrial/flex space, was 100% leased and occupied compared to 87.6% leased

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and occupied at the end of the same quarter last year. During the fourth quarter of 2021, we completed construction on two buildings in our Hollander Business Park, totaling 145,590 square feet. At quarter end, these assets were 69.1% leased and 52.8% occupied. Our other two properties remain substantially leased during both periods, with 34 Loveton 95.1% occupied and Vulcan’s former Jacksonville office (now a vacant lot), fully leased through March 2026.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,425,000 versus $2,315,000 in the same period last year. Total operating profit in this segment was $2,089,000, an increase of $76,000 versus $2,013,000 in the same period last year.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $16.2 million in principal draws have taken place to date. Through the end of the first quarter, 64 of the 187 units have been sold, and we have received $9,589,000 in preferred interest and principal to date.
•	Bryant Street is a mixed use joint venture between the Company and MRP in Washington, DC consisting of four buildings, The Coda, The Chase 1A, The Chase 1B, and one commercial building 90% leased to an Alamo Draft House movie theater. At quarter end, the Coda was 89.61% leased and 92.21% occupied, The Chase 1B was 71.43% leased and 67.70% occupied, and The Chase 1A was 37.79% leased and 25.58% occupied. In total, at quarter end, Bryant Street’s 487 residential units were 65.3% leased and 60.6% occupied. Its commercial space was 82.5% leased and 61.7% occupied at quarter end.
•	We began construction on our 1800 Half Street joint venture project, now known as The Verge, at the end of August 2020. We expect the building to be complete in the third quarter of 2022. As of the end of the first quarter, the project was 79.47% complete.
•	Leasing began on Riverside in the third quarter 2021 and the building was 87% leased and 69% occupied at the end of the quarter. .408 Jackson is our second joint venture project in Greenville and is currently under construction. This project is 89.78% complete and we expect to complete construction and begin leasing in third quarter of 2022.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C. As such, as of March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. Up through the first quarter of the prior year, accounting for The Maren was reflected in Equity in loss of joint

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ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses are accounted for in the same manner as Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $5,060,000, an increase of $2,551,000 versus $2,509,000 in the same period last year. The Maren’s revenue was $2,409,000 and Dock 79 revenues increased $143,000. Total operating profit in this segment was $366,000 an increase of $149,000 versus $217,000 in the same period last year. Net Operating Income this quarter for this segment was $3,137,000, up $1,603,000 or 104.5% compared to the same quarter last year due to The Maren’s consolidation into this segment.

At the end of March, The Maren was 93.93% leased and 96.21% occupied. Average residential occupancy for the quarter was 95.13%, and 60.61% of expiring leases renewed with an average rent increase on renewals of 2.32%. The rent increase on renewals was mitigated to some extent by the fact that the renewals for January leases took place in 2021 prior to the expiration of DC’s mandated rent freeze on renewals. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the quarter was 95.18%, and at the end of the quarter, Dock 79’s residential units were 92.46% leased and 95.41% occupied. This quarter, 72.22% of expiring leases renewed with an average rent increase on renewals of 4.69%. The rent increase on renewals was mitigated to some extent by the fact that the renewals for January leases took place in 2021 prior to the expiration of DC’s mandated rent freeze on renewals. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

First quarter distributions from our CS1031 Hickory Creek DST investment were $85,000.

Impact of the COVID-19 Pandemic.

We have continued operations throughout the pandemic and have made every effort to act in accordance with national, state, and local regulations and guidelines. During 2020, Dock 79 and The Maren most directly suffered the impacts to our business from the pandemic due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. In 2021, the Delta and Omicron variants of the virus impacted our businesses, but because of the vaccine and efforts to reopen the economy, while still affected, they were not impacted to the extent that they were in 2020. It is possible that this version of the virus and its succeeding variants may impact our ability to lease retail spaces in Washington, D.C. and Greenville. We expect our business to be affected by the pandemic for as long as government intervention and regulation is required to combat the threat.

Summary and Outlook

Royalty revenue for this quarter was up 4.77% over the same period last year. This marks the second year in a row we have begun the year with the best first quarter of revenue in segment history. Revenue for

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the last twelve months was $9,576,000, an increase of 1.17% over calendar year 2021. More importantly, on April 1, 2022 the Company purchased a mining royalty property in Astatula, FL for $11.6 million. The property comprises 1,549 acres adjacent to the Company’s existing site in Astatula. It contains approximately 22.5 million tons of sand reserves and is currently under a mining lease to Vulcan Materials. This is the first mining royalty acquisition we have made in nearly a decade. We are particularly excited to put our excess cash to work in a segment we believe so strongly in, especially in a market we know with a partner we deeply respect. This purchase should positively impact revenue starting in the second quarter of this year.

In Stabilized Joint Ventures, this quarter marked the first time in two years that we were able to raise rents on renewals. Because the renewals for January and part of February took place prior to the end of the year, we did not fully experience a return to market rents on all our renewals this quarter. Despite this headwind, we were able to raise rents on renewals by 2.32% at The Maren and 4.69% at Dock 79. In March, the first full month with rent increases, the average rent increase on renewals were 2.75% and 5.60% respectively. Average occupancy has been strong for both buildings. Dock 79’s average occupancy for the last twelve months was 95.59%. To put that number in perspective, in 2020, there were only three weeks that ended with occupancy above 95.59%. In the first full year post stabilization, the Maren had an average annual occupancy of 94.92%.

In our Asset Management Segment, overall occupancy and leasing increased quarter-to-quarter. Cranberry Run was 100% leased and occupied at quarter end versus 100% leased and 81% occupied at the end of 2021. Our most recently completed spec buildings, a two-building project at Hollander Business Park, were 69.1% leased and 52.8% occupied at quarter end versus 29.1% leased at the end of 2021. Our other two properties (our home office in Maryland and Vulcan’s former Jacksonville office) remain essentially unchanged and fully leased. This increase in overall leasing and occupancy accounts for the increase in both total revenue and operating profit.

Looking down the pipe for the rest of the year, we have a number of exciting events on the horizon. 2022 will see the completion and the commencement of leasing activity of our remaining multifamily joint ventures (The Verge and .408 Jackson) and the home stretch of the road to stabilization for Bryant Street in DC and Riverside in Greenville. The addition of a new mining royalty property to a portfolio that had its best first quarter of revenue is a heady combination. Furthermore, we are excited to see what the rest of the year holds for Dock 79 and the Maren as they return to market rents on renewals when the District and the Anacostia area are coming out of the winter (literally and figuratively) and entering their peak season of weather and activity. We remain focused on converting our excess cash into new investments, but our fortress balance sheet remains a useful safety net in case the future does not turn out as rosy as it currently feels.

Finally, it is with a very heavy heart that we announce the death of our founder, Edward L’Engle Baker. He passed away quietly in his home at the age of 87, and it was perhaps the only thing he did quietly in his entire life. This company was the brainchild of Ted Baker when he was running Florida Rock Industries and he served as its chairman from 1986-2015. It is a testament to a life well lived that both FRP Holdings and Patriot Transportation are footnotes in his CV. He was a monumental figure in the

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aggregates industry as exemplified by his induction this year into the Pit and Quarry Hall of Fame. More importantly, he worked his entire life to help improve the educational institutions and the North Florida community that helped make him who he was, embodying Abraham Lincoln’s hope for his own life to be thought of as one who “always plucked a thistle and planted a flower where he thought a flower would grow.” Grief is the price we pay for love, and we received a very large bill upon his passing. This Company is forever in his debt and we will continue to work hard to honor this very small part of his incredible legacy.

Conference Call

The Company will also host a conference call on Thursday, May 12, 2022 at 2:30 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-225-9448 (passcode 84872) within the United States. International callers may dial 1-203-518-9708 (passcode 84872). Audio replay will be available until May 26, 2022 by dialing 1-800-283-7928 (passcode 17717) within the United States. International callers may dial 1-402-220-0866 (passcode 17717). An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the COVID-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C., Richmond, Virginia, and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2022	2021
Revenues:
Lease revenue	$6,282	3,538
Mining lands lease revenue	2,425	2,315
Total revenues	8,707	5,853

Cost of operations:
Depreciation, depletion and amortization	2,898	1,443
Operating expenses	1,808	841
Property taxes	1,028	778
Management company indirect	774	570
Corporate expenses	835	779
Total cost of operations	7,343	4,411

Total operating profit	1,364	1,442

Net investment income	898	1,375
Interest expense	(738)	(925)
Equity in loss of joint ventures	(1,604)	(1,635)
Gain on remeasurement of investment in real estate partnership	—	51,139
Gain on sale of real estate	733	—

Income before income taxes	653	51,396
Provision for income taxes	249	10,521

Net income	404	40,875
Gain (loss) attributable to noncontrolling interest	(268)	12,502
Net income attributable to the Company	$672	28,373

Earnings per common share:
Net income attributable to the Company-
Basic	$0.07	3.04
Diluted	$0.07	3.03

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,366	9,341
-diluted earnings per common share	9,417	9,376

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	March 31	December 31
Assets:	2022	2021
Real estate investments at cost:
Land	$123,400	123,397
Buildings and improvements	266,642	265,278
Projects under construction	10,821	8,668
Total investments in properties	400,863	397,343
Less accumulated depreciation and depletion	49,240	46,678
Net investments in properties	351,623	350,665

Real estate held for investment, at cost	9,829	9,722
Investments in joint ventures	143,005	145,443
Net real estate investments	504,457	505,830

Cash and cash equivalents	164,523	161,521
Cash held in escrow	548	752
Accounts receivable, net	1,105	793
Investments available for sale at fair value	—	4,317
Federal and state income taxes receivable	767	1,103
Unrealized rents	720	620
Deferred costs	2,212	2,726
Other assets	535	528
Total assets	$674,867	678,190

Liabilities:
Secured notes payable	$178,446	178,409
Accounts payable and accrued liabilities	3,810	6,137
Other liabilities	1,886	1,886
Deferred revenue	324	369
Deferred income taxes	64,047	64,047
Deferred compensation	1,305	1,302
Tenant security deposits	819	790
Total liabilities	250,637	252,940

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,431,994 and 9,411,028 shares issued and outstanding, respectively	943	941
Capital in excess of par value	57,812	57,617
Retained earnings	338,424	337,752
Accumulated other comprehensive income (loss), net	(737)	113
Total shareholders’ equity	396,442	396,423
Noncontrolling interest MRP	27,788	28,827
Total equity	424,230	425,250
Total liabilities and equity	$674,867	678,190

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Asset Management Segment:

	Three months ended March 31
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$839	100.0%	712	100.0%	127	17.8%

Depreciation, depletion and amortization	234	27.9%	137	19.2%	97	70.8%
Operating expenses	168	20.0%	139	19.5%	29	20.9%
Property taxes	53	6.3%	38	5.3%	15	39.5%
Management company indirect	92	11.0%	167	23.5%	(75)	-44.9%
Corporate expense	144	17.2%	214	30.1%	(70)	-32.7%

Cost of operations	691	82.4%	695	97.6%	(4)	-0.6%

Operating profit	$148	17.6%	17	2.4%	131	770.6%

Mining Royalty Lands Segment:

	Three months ended March 31
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$2,425	100.0%	2,315	100.0%	110	4.8%

Depreciation, depletion and amortization	55	2.3%	65	2.8%	(10)	-15.4%
Operating expenses	15	0.6%	11	0.5%	4	36.4%
Property taxes	65	2.7%	63	2.7%	2	3.2%
Management company indirect	107	4.4%	82	3.5%	25	30.5%
Corporate expense	94	3.9%	81	3.5%	13	16.0%

Cost of operations	336	13.9%	302	13.0%	34	11.3%

Operating profit	$2,089	86.1%	2,013	87.0%	76	3.8%

Development Segment:

	Three months ended March 31
(dollars in thousands)	2022	2021	Change

Lease revenue	$383	317	66

Depreciation, depletion and amortization	45	53	(8)
Operating expenses	211	26	185
Property taxes	355	363	(8)
Management company indirect	490	261	229
Corporate expense	521	419	102

Cost of operations	1,622	1,122	500

Operating loss	$(1,239)	(805)	(434)

Stabilized Joint Venture Segment:

	Three months ended March 31
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$5,060	100.0%	2,509	100.0%	2,551	101.7%

Depreciation, depletion and amortization	2,564	50.7%	1,188	47.4%	1,376	115.8%
Operating expenses	1,414	27.9%	665	26.5%	749	112.6%
Property taxes	555	11.0%	314	12.5%	241	76.8%
Management company indirect	85	1.7%	60	2.4%	25	41.7%
Corporate expense	76	1.5%	65	2.6%	11	16.9%

Cost of operations	4,694	92.8%	2,292	91.4%	2,402	104.8%

Operating profit	$366	7.2%	217	8.6%	149	68.7%

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Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Three months ended 03/31/22 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	108	(1,541)	(274)	2,050	61	404
Income Tax Allocation	40	(572)	(2)	760	23	249
Income (loss) before income taxes	148	(2,113)	(276)	2,810	84	653

Less:
Unrealized rents	128	—	—	53	—	181
Gain on sale of real estate	—	—	—	733	—	733
Equity in gain of Joint Ventures	—	—	85	—	—	85
Interest income	—	803	—	—	95	898
Plus:
Unrealized rents	—	—	46	—	—	46
Equity in loss of Joint Ventures	—	1,677	—	12	—	1,689
Interest Expense	—	—	727	—	11	738
Depreciation/Amortization	234	45	2,564	55	—	2,898
Management Co. Indirect	92	490	85	107	—	774
Allocated Corporate Expenses	144	521	76	94	—	835

Net Operating Income (loss)	490	(183)	3,137	2,292	—	5,736

Net Operating Income Reconciliation
Three months ended 03/31/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	12	(643)	39,775	1,460	271	40,875
Income Tax Allocation	5	(238)	10,112	542	100	10,521
Income (loss) before income taxes	17	(881)	49,887	2,002	371	51,396

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Unrealized rents	6	—	—	58	—	64
Interest income	—	993	—	—	382	1,375
Plus:
Unrealized rents	—	—	4	—	—	4
Equity in loss of Joint Venture	—	1,069	555	11	—	1,635
Interest Expense	—	—	914	—	11	925
Depreciation/Amortization	137	53	1,188	65	—	1,443
Management Co. Indirect	167	316	60	82	—	625
Allocated Corporate Expenses	214	419	65	81	—	779

Net Operating Income (loss)	529	(17)	1,534	2,183	—	4,229